Exhibit 99.1

THE WENDY’S COMPANY ANNOUNCES ADDITION OF MICH MATHEWS-SPRADLIN TO

BOARD OF DIRECTORS

Dublin, Ohio (February 24, 2015) – The Wendy’s Company (NASDAQ: WEN) today announced that its Board of Directors has increased the size of the Board from 10 to 11 members and elected Michelle “Mich” Mathews-Spradlin to serve as a director of the Company effective immediately.

Prior to her retirement in 2011, Mathews-Spradlin worked at Microsoft Corporation for 18 years, where she served, among other roles, as Chief Marketing Officer and Senior Vice President. In this position, she oversaw the company’s global marketing function and built demand for the technology brands, including Windows, Office, Xbox, Bing and Internet Explorer. She oversaw a multi-billion dollar marketing budget and a department of several thousand people.

Chairman Nelson Peltz said Mathews-Spradlin provides the Wendy’s Board with extensive experience in global brand management and a deep understanding of the technology industry. “We are thrilled to have someone with Mich’s impressive background and qualifications serve on our Board,” Peltz said. “We are especially excited about her experience in digital media and marketing strategy, as well as her in-depth understanding of consumer-facing technology.”

Mathews-Spradlin grew up in England and attended Brighton University, where she received a Bachelor’s degree in Business Management. After graduation, she spent three years in various capacities at General Motors and then began her career with Microsoft as a communications consultant in the United Kingdom. She later joined Microsoft as a full-time employee in 1993 as head of the corporate public relations function.

In addition to her Board seat at Wendy’s, Mathews sits on the Digital Advisory Board of Unilever N.V., and the Boards of Oanda Corporation, True [X] Media and Bitium, Inc. She also serves as Executive-in-Residence at the University of Southern California’s Annenberg School of Journalism and Communications.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor contact:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com